As filed with the Securities and Exchange Commission on October 4, 1995

                                                  Registration No. 33-48437
     ===========================================================================


                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                     ------------
                                   AMENDMENT NO. 3
                                          TO
                            POST EFFECTIVE AMENDMENT NO. 1
                                          TO
                                REGISTRATION STATEMENT
                                     ON FORM SB-2
                                          ON
                                       FORM S-3
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                     ------------

                                    COMPUMED, INC.
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                      95-2860434
   (STATE OF INCORPORATION)                 (I.R.S. EMPLOYER IDENTIFICATION NO.)

                          1230 ROSECRANS AVENUE, SUITE 1000
                          MANHATTAN BEACH, CALIFORNIA  90266
                                    (310) 643-5106

     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                      REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                  -----------------

            ROD N. RAYNOVICH, President                BRUCE A. RICH
                  CompuMed, Inc.                     Reid & Priest LLP
         1230 Rosecrans Avenue, Suite 1000          40 West 57th Street
        Manhattan Beach, California  90266       New York, New York  10019
                  (310) 643-5106                      (212) 603-6780

     (NAMES AND ADDRESSES, INCLUDING ZIP CODES, AND TELEPHONE NUMBERS, INCLUDING
                          AREA CODES, OF AGENTS FOR SERVICE)
                                  -----------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions and other factors.
                                  -----------------

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]
     ===========================================================================

     ===========================================================================



          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     [] _________________

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] _________________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []


                           CALCULATION OF REGISTRATION FEE
     ===========================================================================
         Title of                        Proposed      Proposed
        Each Class                        Maximum       Maximum
      of Securities        Amount        Offering      Aggregate     Amount of
          to be             to be          Price       Offering    Registration
        Registered      Registered(1)    Per Unit        Price        Fee(2)
    ____________________________________________________________________________
       Common Stock
       issuable upon
       exercise of
       Common Stock
       Purchase
       Warrants. . .   800,000 shares      $3.75      $3,000,000    $2,929.69
     ___________________________________________________________________________

       Common Stock
       issuable upon
       full exercise
       of
       Representative's
       Warrants(3) .    80,000 shares      $3.00         240,000       234.36
                        80,000 shares      $3.75         300,000       292.97
     ___________________________________________________________________________

       TOTAL                                          $3,540,000    $3,457.02
     ===========================================================================

     (1) An indeterminate number of additional shares of Common Stock are registered hereunder which may be issued, as provided in the Warrants, the Representative's warrants and the Warrants underlying the Representative's Warrants in the event provisions against dilution become operative. No additional consideration will be received by the Company upon issuance of such additional shares.

     (2)  The registration fee has previously been paid.

     (3) As a result of a one-for-ten Reverse Stock Split the Representative must exercise ten Representative's Warrants at an aggregate exercise price of $3.00 in order to obtain a unit consisting of one share of Common Stock of the Company and one Warrant to purchase one share of Common Stock at an exercise price of $3.75.

                                  -----------------
          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.




     ===========================================================================



     P R O S P E C T U S






                                    COMPUMED, INC.



                            960,000 SHARES OF COMMON STOCK
                                   ($.01 PAR VALUE)

          This Prospectus relates to the offering by CompuMed, Inc., a Delaware corporation (the "Company"), of 800,000 shares of its Common Stock, $.01 par value per share ("Common Stock"), issuable upon exercise of outstanding common stock purchase warrants (the "Warrants"). The Warrants were issued in connection with the Company's public offering in August 1992 of 8,000,000 Units (the "Units"), each Unit consisting of one share of Common Stock and one Warrant. As a result of a one for ten reverse stock split effected in October 1994 (the "Reverse Stock Split"), a Warrantholder must exercise ten Warrants in order to purchase one share of Common Stock of the Company at an aggregate exercise price of $3.75. The Warrants expire on August 2, 1997. The Warrants are presently redeemable by the Company upon 30 days prior written notice at a redemption price of $.05 per Warrant.

          This Prospectus also relates to 160,000 shares of Common Stock which may be offered for sale from time to time for the account of Paulson Investment Company, Inc. ("Paulson") which may be issued upon full exercise of 800,000 Representative's Warrants granted to Paulson in its capacity as representative of several underwriters in the Company's August 1992 public offering (the "Representative's Warrants"). As a result of the Reverse Stock Split, the Representative must exercise ten Representative's Warrants at an aggregate exercise price of $3.00 in order to obtain a unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price of $3.75. The Representative's Warrants are currently exercisable and expire on August 2, 1997.

          The Company's Common Stock and the Warrants are quoted on the Nasdaq Small Cap Market under the symbols CMPD and CMPDW, respectively. On October ___, 1995, the closing bid and asked prices were $______ and $________ per share of Common Stock and $_______ and $_______ per Warrant. The Company will receive proceeds from the exercise of the Warrants and the Representative's Warrants, but not from the sale of the underlying Common Stock.

          AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.

                 SEE "RISK FACTORS" ON PAGES 4 THROUGH 7 HEREOF.

                                ----------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is October __, 1995.


                                AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or at its offices at 500 West Madison Street, 14th Floor, Chicago, IL 60661; or Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

          This Prospectus constitutes a part of a Registration Statement filed by the Company with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the offering. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The Company's Common Stock is quoted on the Nasdaq Small Cap Market, and such reports and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the SEC are incorporated by reference in this Prospectus:

          1. Annual Report on Form 10-KSB for the fiscal year ended September 30, 1994.

          2. Quarterly Report on Form 10-QSB for the quarter ended December 31, 1994.

          3.  Quarterly Report on Form 10-QSB for the quarter ended March 31,
     1995.

          4.  Quarterly Report on Form 10-QSB for the quarter ended June 30,
     1995.

          5. Proxy Statement for 1995 Annual Meeting of Stockholders, dated February 20, 1995.

          All documents filed by the Company with the SEC pursuant to Section 13 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in this Prospectus other than the exhibits thereto. Requests for such copies should be directed to CompuMed, Inc. at 1230 Rosecrans Avenue, Suite 1000, Manhattan Beach, California 90266, Attn: DeVere Pollom, Chief Financial Officer, telephone (310) 643-5106.

                                     THE COMPANY

          The Company is a medical systems company engaged primarily in the application of computer technology to medicine. The main aspects of the Company's business are (i) the licensing of its proprietary technology in the OsteoGram, a bone density test that was developed by the Company as a means of aiding physicians in diagnosing and monitoring osteoporosis, (ii) the computer interpretation of electrocardiograms ("ECGs"), (iii) the TeleCor Services Division ("TeleCor"), which is engaged in transtelephonic cardiac event monitoring, and (iv) the development of Detoxahol TM, a substance and delivery technology intended to facilitate the rapid lowering of blood alcohol levels from people who have been drinking alcohol. In addition, the Company owns and manages a small industrial park complex located in the Los Angeles area. In August 1995, the Company entered into a Technology License Agreement (the "License Agreement"), with Merck & Co., Inc. ("Merck"), pursuant to which the Company has licensed its proprietary technology in the OsteoGram to Merck and has sold to Merck certain assets used in conducting and analyzing OsteoGrams (such assets together with the proprietary technology are hereinafter referred to as the "OsteoSystem"). Management expects its near-term growth to come from the royalties obtained pursuant to the License Agreement.

                                  PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information and consolidated financial statements incorporated by reference herein.


     THE OFFERING

     Common Stock Outstanding  . . . .      8,216,278 shares as of September
                                            27, 1995; 9,108,368 shares
                                            upon completion of the offering
                                            (1)

     Use of Proceeds . . . . . . . . .      Marketing, sales and distribution,
                                            research and development
                                            expenses and for working capital.
                                            See "Use of Proceeds."

     Terms of Warrants . . . . . . . .      As a result of the Reverse Stock
                                            Split, a warrantholder must
                                            exercise ten Warrants at an
                                            aggregate exercise price of $3.75
                                            to purchase one share of Common
                                            Stock.  The Warrants
                                            expire on August 2, 1997.

     Rights of Redemption  . . . . . .      The Warrants are presently
                                            redeemable by the Company upon
                                            30 days prior written notice at a
                                            redemption price of $.05 per
                                            Warrant.

     Terms of Representative's Warrants     As a result of the Reverse Stock
                                            Split, the Representative
                                            must exercise ten Representative's
                                            Warrants at an aggregate
                                            exercise price of $3.00 in order to
                                            obtain a unit consisting of
                                            one share of common stock and one
                                            warrant to purchase one
                                            share of common stock at an
                                            exercise price of $3.75.

     Risk Factors  . . . . . . . . . .      Exercise of the Warrants involves a
                                            high degree of risk and
                                            substantial dilution.  See "Risk
                                            Factors."

     Nasdaq Symbols  . . . . . . . . .      Common Stock - CMPD
                                            Warrants - CMPDW

          (1) Includes 732,090 shares issuable upon exercise of Warrants (67,910 shares were previously issued) and 160,000 shares issuable upon exercise of the Representative's Warrants. Does not include an aggregate of 1,545,322 shares reserved for issuance upon exercise of other outstanding warrants and options to purchase shares of the Company's Common Stock, and 527,530 shares underlying convertible preferred stock.

                                     RISK FACTORS

          The shares of Common Stock issuable upon exercise of the Warrants and the Representative's Warrants involve a high degree of risk and, therefore, should be considered extremely speculative. They should not be purchased by persons who cannot afford the possibility of the loss of their entire investment. Prospective investors should consider carefully among other risk factors, the risk factors and other special considerations relating to the Company and this offering set forth below.

          History of Losses. The Company's operations incurred net losses of $1,080,000 for the nine months ended June 30, 1995, $3,864,000 in 1994,
     $2,202,000 in 1993 and $2,015,000 in 1992.  The Company's accumulated losses since inception are $17,207,000. The Company anticipates further losses until a significant market for the OsteoGram is developed and the Company begins to receive royalties from the licensing of the OsteoSystem pursuant to its License Agreement with Merck. Future operating results could be impaired by development efforts and associated expenses in connection with the creation of a second generation OsteoSystem and the Company's rights to Detoxahol TM.

          No Assurance of Future Sources of Capital to Support and Grow Business. The Company will require capital to finance its continued investment in research and development of Detoxahol TM and a second generation OsteoSystem and to support and grow its existing ECG systems and TeleCor businesses. Although the Company has sufficient capital to fund these activities in the near-term, inasmuch as it expects to incur additional operating losses, there can be no assurance that the Company will have adequate working capital to fund all of these activities in the future.

          Lack of Acceptance of the OsteoGram. Management expects a significant portion of the Company's future revenues to come from royalties under the License Agreement with Merck. The License Agreement grants Merck the exclusive right to market and sell the OsteoGram, including complete control over the operation of, marketing and sales for, the OsteoGram. Royalties receivable by the Company pursuant to the License Agreement are dependent on OsteoGram sales volume. Merck is not obligated to pay the Company any minimum amount of royalties. The existence of the OsteoGram for testing bone mass as an indicator of osteoporosis is currently at an early stage in market development and is not widely recognized by the medical profession and the public. Although management believes that the introduction of drugs like Merck's Fosamax into the market will increase the public's awareness of the OsteoGram, education of the medical community and public of the OsteoGram's effectiveness, low cost, ease of use, and lack of any need for specialized capital equipment to administer the test remains vital to the success of the OsteoGram. However, other obstacles, in addition to education, could impede the OsteoGram's success. There is no assurance that any of these approaches will be successful to develop a profitable market for the OsteoGram or that Merck will be able to successfully market the OsteoGram or that the Company will receive substantial royalties pursuant to the License Agreement.

          Technological and Market Uncertainty for Detoxahol TM. The Detoxahol TM product will require significant further research and development, including clinical testing, prior to its commercialization. To date only one series of animal studies has been completed as related to Detoxahol TM. Favorable results were concluded in those studies. There can be no assurance that the Company's research and development efforts will be successful or that its product will prove to be safe and effective in further pre-clinical or clinical trials. Moreover, even if Detoxahol TM is approved for marketing, there can be no assurance that it can be marketed successfully. The Company may encounter unanticipated problems relating to requisite Food and Drug Administration (the "FDA") clearance, development, manufacturing, distribution or marketing, some of which may be beyond the financial and technical abilities of the Company to solve. The failure to adequately address such problems could have a material adverse effect on the Company. Finally, there can be no assurance that the Company's Detoxahol TM product will not be rendered obsolete by competitors' products or that competitors' products will not significantly limit the potential market for the Company's products. See "Risk Factors - Competition" and "Government Regulation."

          FDA Regulation. The Company's medical devices, medical services and pharmaceutical products are subject to varying degrees of FDA regulation. The FDA Office of Medical Devices regulates the safety and efficacy of "medical devices." All medical devices and their components are subject to certain general controls, including compliance with specified manufacturing practices. Manufacturers are required to provide the FDA with advance notice of their intention to introduce and market new medical devices and demonstrate such devices' safety and efficacy to the FDA's satisfaction prior to commencement of their commercial use.

          In December 1993, the FDA issued a "Warning Letter" to the Company relating to the OsteoGram (the "Warning Letter"). The Warning Letter primarily concerned two areas. One concern of the FDA was labeling. The FDA has required all companies involved in the measurement of bone density to eliminate from their advertising reference that such measurements can "detect osteoporosis." In order to comply with this FDA requirement the Company has removed the reference to "detection of osteoporosis" from all of its advertising literature. The second concern of the FDA was the Company's lack of documentation relating to an exemption for the Company from the 510-K filing requirements. The OsteoGram was in use prior to 1976 when the 510-K regulations were established and thus the Company believes that the OsteoGram is "grand-fathered" in without having to file under 510-
     K. In addition, the Company considers the OsteoGram to be a medical service, which in the opinion of management and its consultants is not subject to the requirements of a 510-K. The Company and Merck have recently provided additional information on the OsteoSystem to the FDA, and management expects that the Company and Merck will be able to resolve the FDA concerns. There is, however, no assurance that there will not be future FDA concerns having an adverse effect on revenues the Company receives from Merck on OsteoGram sales.

          Prior to marketing any prescription or over-the-counter Detoxahol TM product, such prescription or product must undergo an extensive regulatory clearance process conducted by the FDA and comparable agencies in other countries. This process, which generally includes a review of preclinical and clinical testing and confirmation by the FDA that Good Laboratory Practices established by the FDA and Good Clinical Practices were maintained during testing, can take many years and require the expenditure of substantial resources. The Company is dependent on the laboratory and medical institutions that will conduct its preclinical and clinical testing to maintain both Good Laboratory Practices and Good Clinical Practices. Data obtained from preclinical and clinical testing are subject to varying interpretations that can result in delays in the regulatory clearance process or limitations on, or even prevention of, regulatory clearance. In addition, delays or rejections may be encountered as a result of changes in regulatory review policies during the period of development and regulatory review of an Investigational New Drug Application ("IND"). The FDA review process could take as long as five years before clearance is received.

          There can be no assurance that regulatory clearance will be obtained for any of the Company's proposed Detoxahol TM products. In the pharmaceutical industry, only a small percentage of the new products for which INDs are submitted to the FDA to commence human testing ultimately are cleared for marketing. Moreover, regulatory clearances may result in restrictions on the indicated uses for which a product may be marketed.
     Any significant delays in obtaining regulatory clearances or limitations imposed on indicated uses could result in the Company incurring substantial additional expenditures or in diminishing any competitive advantage that the Company's products might otherwise enjoy.

          Even if regulatory marketing clearances are obtained, a marketed product and its manufacturer are subject to continual review. Subsequent discovery of previously unknown problems with a product or its manufacture may result in restrictions on such product or manufacture, including withdrawal of such product from the market. Any change by the Company in the manufacture of any product approved for marketing would also be subject to regulatory review. See "Business - Government Regulation".

          Medical Reimbursement Program. Currently, the OsteoGram, ECG services and TeleCor are approved for reimbursement by Medicare and most other third party payors. Most payments for these services are made by the medical insurance carrier of the patients. Should these reimbursement programs be significantly reduced or should other regulatory changes affect the ability of physicians or the Company (or Merck in the case of the OsteoGram) to recover the cost of OsteoGrams, ECG services or TeleCor services, the Company's ability to market and sell its products would be adversely affected.

          Lack of Patent Protection. The Company has licensed its proprietary technology in the OsteoGram to Merck in reliance on trade secret protection for the OsteoGram and considers the software to process the OsteoGram to be proprietary. However, such protection may not necessarily preclude competitors from developing products which can be marketed in competition with the OsteoGram. The Company may file for patents as improvements are made to the OsteoSystem or as the second generation OsteoSystem is developed. There can be no assurance that patent applications, if filed, will result in issued patents or that patents, if issued will not be circumvented or invalidated. Moreover, there is no assurance that the Company is not infringing the patents of third parties.

          In June 1995, a patent application was filed on behalf of the Company covering the technology underlying Detoxahol TM. There can be no assurance that such patent application will be approved, that the Company can develop or acquire Detoxahol TM products or methods of use that are patentable, or even if patents are issued that they will afford the Company's Detoxahol TM products any competitive advantage or will not be challenged by third parties, or that patents issued to others will not adversely affect the development or commercialization of the Company's products. In addition, to the extent that the Company develops uses of Detoxahol TM in combination with other products, if such products are covered by third-party patents, the Company could be required to obtain licenses from the owners of such patents in order to market such combination products.

          Competition. The primary business in which the Company engages, testing for bone density and sales and processing of ECGs, is highly
     competitive.   There are other companies with substantially greater
     financial and development resources than those of the Company which are engaged in the marketing of products similar to and which compete with the OsteoGram and the Company's ECG terminals. Many radiology centers (in hospitals and free standing) also consider themselves competitors of the Company, because of their capital investments in expensive bone scanning equipment. In addition, and particularly in regard to the OsteoGram, physicians and other prominent members of the medical community frequently are reluctant to accept new products until their contribution to health care has been established over an extended period of time. To the extent the medical community is slow to accept the use of the OsteoGram, any revenues receivable by the Company pursuant to the License Agreement may be retarded. In addition, there is no assurance that other companies with competing technologies will not be approved for reimbursement by Medicare and/or private insurance carriers.

          Securities Market Volatility. There have been periods of extreme volatility in the stock markets, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. The Company's Common Stock has recently been traded at a high volume and the bid and asked prices for its Common Stock have increased significantly as a result of such volume. General market price declines or market volatility or factors related to the general economy or the Company in the future could adversely affect the price of the Common Stock. Investors should check market prices before making an investment decision with respect to securities of the Company.

          Dilution. The exercise price of $3.75 per share is in excess of net tangible book value, which was $.25 per share on June
     30, 1995. Warrantholders who exercise the Warrants would absorb immediate dilution in the net tangible book value per share underlying the Warrants.

          New Products and Technological Change. The Company is in the "high tech" end of the health care industry. This industry has been historically marked by very rapid technological change and frequent introductions of new products. Accordingly, the Company's future growth and profitability depend in part on its ability to continue to respond to technological changes and successfully develop and market new products that achieve significant market acceptance. There is no assurance that the Company will be able to do so.

          Dependence on Third Parties for Manufacturing and Marketing. The Company currently has no capability to manufacture or market any of its proposed Detoxahol TM products or certain apparatus used in connection with the OsteoSystem, ECG services or TeleCor services. The Company has entered into arrangements for the manufacture of certain apparatus used in connection with the OsteoSystem, ECG services and TeleCor services. The Company intends to seek license agreements with pharmaceutical companies for the manufacture and marketing of the Detoxahol TM products. Accordingly, the Company will be dependent on these and other third parties for the manufacture of its products for clinical testing and commercial purposes and for the marketing of these products.

          The Company has not yet entered into any discussions with third parties for manufacturing and marketing of any of its proposed Detoxahol TM products. In addition, there can be no assurance that the Company will be able to enter into commercial manufacturing or marketing agreements for any of these products or that the terms of any such agreements will be attractive to the Company.

          In the event that the Company is unable to obtain or retain third-party manufacturers, it may not be able to commercialize its products as planned. Clearance of the Company's products for marketing outside the United States and Canada may be dependent on the consummation of manufacturing and marketing agreements with licensees or partners. The Company's dependence upon third parties for the manufacture and marketing of its products also may adversely affect the amount of any future profit to the Company from the marketing of its products.

          Products Liability Exposure. The malfunction or misuse of the medical devices assembled and sold and services rendered by the Company may result in potential injury to patients, thereby subjecting the Company to possible liability. Although the Company's insurance coverage is $3,000,000 per occurrence and $3,000,000 in the aggregate, which amounts and deductibles are customary in the industry, there can be no assurance that such insurance will be sufficient to cover any potential liability.
     Furthermore, there can be no assurance that this coverage will continue to be available or, if available, that it can be maintained at reasonable cost. To date the Company has never been involved in any litigation as a result of alleged product liability.

          Shares Eligible for Future Sale. An aggregate of 9,635,898 shares of the Company's Common Stock will be outstanding immediately, assuming conversion of outstanding shares of Class A and Class B
     Preferred Stock, the exercise of the Warrants and the full exercise of the Representative's Warrants, but excluding shares underlying options and other warrants. The sale, or availability for sale, of substantial amounts of Common Stock in the public market subsequent to this offering could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities. In addition, an aggregate of 1,236,000 shares were issued in August 1995 to certain purchasers and finders pursuant to exemptions from registration under the Securities Act and the holders thereof have certain demand and "piggy-back" registration rights with respect to their shares.

          Effect of Exercise of the Warrants. Holders of the Warrants might be expected to exercise at a time when the market price of the Company's Common Stock is in excess of the exercise price under the terms of the Warrants, with a resulting dilution of the interest of stockholders. In the event the Warrants are exercised, any sales of the shares so acquired might depress the then current market price of the Common Stock. In addition, the Warrants could serve as an impediment to the Company's ability to raise capital based on a sale of equity on terms more favorable than those of the Warrants.

          Warrants Redeemable. The Warrants may be redeemed by the Company in whole or in part at any time at the Company's option upon 30 days prior written notice at the price of $.05 per Warrant, so long as there is a current prospectus in effect. Although a Warrantholder may have the right to exercise his Warrants through the date of redemption, he may not be able to exercise because of lack of funds at the time of redemption. Further, the Warrants will have no value other than the redemption price upon the close of business on the date of redemption.


                                       BUSINESS

     GENERAL

          The Company is a medical systems company engaged primarily in the application of computer technology to medicine. The main aspects of the Company's business are (i) the licensing of its proprietary technology in the OsteoGram, a bone density test that was developed by the Company as a means of aiding physicians in diagnosing and monitoring osteoporosis, (ii) the computer interpretation of ECGs, (iii) TeleCor, which is engaged in transtelephonic cardiac event monitoring, and (iv) the development of Detoxahol TM, a substance and delivery technology intended to facilitate the rapid lowering of blood alcohol levels from people who have been drinking alcohol. In addition, the Company owns and manages a small industrial park complex located in the Los Angeles area. Management expects its near-term growth to come from the licensing of the OsteoGram.


     LICENSING OF THE OSTEOSYSTEM

     BACKGROUND

          On August 31, 1995, the Company entered into the License Agreement with Merck, effective September 27, 1995, pursuant to which Merck has been granted a perpetual, exclusive license of the OsteoSystem. The Company understands that Merck will offer the OsteoGram and related services to physicians on a per-test basis. The Company received a $250,000 payment upon closing as a one-time fee plus the book value of certain assets sold, subject to a $175,000 limit. In addition, the Company will receive a royalty payment from Merck for each OsteoGram test sold by Merck to a physician subject to certain limitations. The Company is not entitled to a minimum royalty payment. Merck is to spend $750,000 for product development, regulatory compliance and clinical studies in connection with the OsteoSystem and the Company is to spend $250,000 on marketing the OsteoSystem during the first year of the License Agreement. Merck has the right to terminate the License Agreement at any time without cause.

          Since the License Agreement provides Merck with full control over the operation of, marketing and sales for, the OsteoSystem, the Company does not have a basis to adequately estimate the amount of revenues that it will receive as royalties over the term of the License Agreement. The Company has retained the right to perform developmental work on the proprietary technology licensed to Merck and thereby form a second generation OsteoSystem. The Company intends to license any second generation OsteoSystem developed by it, subject to certain rights of first refusal held by Merck.

     OTHER OSTEOPOROSIS DETECTION AIDS

          The only present methods used to assist physicians in detecting osteoporosis are bone mineral density measurement and bone biopsy. Because of patient risk, pain and cost, the latter method is rarely used. Bone mineral density is measured by passing nuclear radiation or x-ray beams through bone and determining how much energy is absorbed by the bone. In classical techniques a carefully calibrated source enables determination of how much energy is absorbed by the bone before reaching the detector. The use of a calibrated source necessitates the purchase of costly special equipment for bone density measurement.

     THE OSTEOGRAM

          The OsteoGram, which is part of the OsteoSystem licensed to Merck pursuant to the License Agreement, involves taking a standard hand x-ray with an aluminum alloy calibration wedge in the field of view utilizing existing and widely available standard x-ray equipment. The physicians utilizing the OsteoSystem would x-ray the patient's hand and then send the developed film to Merck for analysis by proprietary software to accurately determine bone density, using the calibration wedge to adjust for any differences among x-ray machines, exposures, types of film and development. The OsteoGram report would then be delivered to the patient's physician.

          The scientific name for the testing technique utilized by the OsteoGram is radiographic absorptiometry. It is capable of detecting changes in bone mineral density as small as approximately 1.5%. Since 1985, the OsteoGram has been cleared for reimbursement by Medicare. To the best of the Company's knowledge, the OsteoGram is the only test for osteoporosis that can be performed without any specialized medical equipment. The OsteoGram can be taken using an OsteoGram Starter Kit with standard x-ray equipment which could be found at any of an estimated 100,000 locations in the U.S., including hospitals, clinics and doctors' offices. The OsteoGram Starter Kit includes a proprietary aluminum alloy calibration wedge, instructions, billing information, and pre-addressed envelopes for mailing developed x-rays of the hand to Merck's laboratory for scanning and computer analysis.

     TREATING OSTEOPOROSIS

          Osteoporosis treatment alternatives include estrogen replacement therapy, calcitonin, bisphosphonates, diet, calcium supplements, weight-bearing exercises. In addition, many new medication alternatives such as Merck's Fosamax are being offered as alternative treatments to Osteoporosis.

          Pharmaceutical companies have estimated that only about 5% of patients requiring medical treatment for osteoporosis receive prescriptions today. They ascribe this lack of treatment to a lack of knowledge about osteoporosis by the primary care physician and the patient, lack of convenient affordable tests for osteoporosis, lack of an adequate array of FDA approved medications and poor patient compliance when medication is prescribed. The OsteoGram introduces a convenient affordable test for osteoporosis and improves compliance because of the availability of bone density trend data, which is displayed graphically when a patient has had two or more OsteoGrams.

          Current FDA approved medications for osteoporosis include the female hormone estrogen, in pill and patch forms, and the bone metabolism hormone, calcitonin, administered by injection or through a nasal spray. The estrogen pill market is dominated by Premarin (American Home Products) and also includes Estrace (Bristol Myers Squibb Company), Ogen (The Upjohn Company) and Ortho-EST (Johnson & Johnson). The estrogen transdermal patch is produced by Estaderm (CIBA-Geigy Limited Group). Approved calcitonin medications are Calcimar (Rhone Poulenc Rorer Pharmaceuticals, Inc.) and Miacalcin (Sandoz Pharmaceutical Corporation). Estrogen medication is also approved for problems associated with menopause, such as hot flashes. Approximately 60 companies worldwide are developing new drugs for osteoporosis, including Merck.

     COMPETITION

          The OsteoGram competes with specialized capital equipment used for bone density measurement such as single photon absorptiometry nuclear scanners (SPA), dual photon absorptiometry nuclear scanners (DPA), quantitative computed tomography scanners (QCT) and dual energy x-ray absorptiometry scanners (DXA). Of these techniques, only the OsteoGram and SPA are currently approved for Medicare reimbursement. There are several manufacturers of bone density testing equipment. The most popular of these technologies is DXA, which is manufactured principally by Hologic, Inc., Lunar Corp., and Ostech, Inc.

          Management believes that the OsteoGram has several competitive advantages over other existing osteoporosis detection aids, including that the OsteoGram is the only test for the measurement of bone density that can be administered using standard x-ray equipment. This factor alone makes the OsteoGram available to large segments of the population who cannot, or will not, go to those few hospitals or radiology centers that have specialized capital equipment to measure bone density. The OsteoGram also provides an easy "low cost" way for primary care physicians, who have many patients at risk for osteoporosis, to initiate the first steps for testing and treating the disease.

          Many radiology centers (in hospitals and free standing) may consider their services to be in competition with the OsteoGram because of their capital investment in expensive bone scanning equipment. However, management believes that the OsteoGram's wide availability will help expand the market for all bone density testing services. Some radiology centers now offer the OsteoGram as a complement to other bone density scanning tests.


     ECG SERVICES

     GENERAL

          Through its ECG computer diagnostic services, the Company currently serves approximately 1,600 health care providers nationwide. The Company provides primary care physicians, clinics, institutions, small hospitals and industrial health care facilities with a line of fully-automated, solid-state microprocessor terminals, which access the Company's five host computers and custom software to provide medical users with on-line ECG's and computer interpretations, in less than three minutes. The Company's ECG terminal products are connected by phone to its ECG analysis computer center. Using a Company terminal, a physician, nurse or technician can apply ECG electrodes on a patient, transmit the ECG by phone to the Company, and receive a printed computer interpretation within three minutes. The principal ECG terminal models are the System 107 and System 307, both designed and manufactured by the Company. System 107 is a low-cost unit with single-channel trace printout for low to moderate volume applications. System 307 adds a thermal graphics printer to generate an
     8.5 x 11-inch unit record for high volume accounts. Both units are available for either rental or sale. System 307 offers a Pulmonary Function Analysis (PFA) option for performing pulmonary tests as well as ECGs.

          The Company provides users of its products with what it believes to be the most up-to-date electrocardiography interpretation software programs available. The software is customized and periodically updated by the Company, with the assistance of its Cardiology Advisory Board and cardiologists associated with Harbor-UCLA Medical Center.

          ECG analysis services are available to users by telephone 24 hours a day, seven days a week. The computer center located on site at the Company, which is staffed at all times, currently includes five on-line computers, with a sixth used for backup and off-line research and development. Some processing is also performed at Sisters of Providence Medical Center in Seattle, Washington, under contract to the Company. The Seattle facility can provide backup processing to a subset of accounts under emergency conditions. In addition to basic ECG analysis, the Company offers its customers a range of optional services, including ECG overreads (reviews by a cardiologist), network transmission (to a local cardiologist with a special remote printer), FAA transmission (for FAA examiners performing pilot physicals), and long-term storage of ECGs on laser optical disk.

          The Company offers physicians and its other customers a full range of disposable cardiopulmonary supplies including electrodes, ECG recording paper, gel, and patient cables.

     MARKETING

          The Company's sales efforts for its ECG products and services are aimed principally at primary care physicians, clinics, institutions, small hospitals and industrial health care facilities.

          The Company conducts its marketing efforts through commissioned dealers and telemarketing sales people. The Company also maintains a National Accounts department, which markets products to the health care facilities at large national companies such as Ingersoll-Rand Corporation, Ethyl Corporation, General Motors Corporation, and other multi-installation users such as major governmental institutions and agencies, including prisons. The Company attends national and regional medical conventions to generate leads for its services, equipment and supplies.

          System 107 and System 307 are sold directly or leased on a fee-for-use basis to medical users. A user who leases, commits to a minimum monthly payment. The charge for ECGs in excess of those included in the monthly fee varies with the volume of usage.

          Upon the request of a medical user, the Company provides the services of a board-certified cardiologist to assist the attending or examining physician in overreading the ECG interpretation for a fee, which is billed by the Company directly to the medical user.

     COMPETITION

          The computer interpreted ECG business has attracted a number of companies, domestic and foreign. A number of medical equipment manufacturers are presently offering ECG terminals and systems, some of which perform computer-assisted ECG analysis. Some of these competitors market their products primarily to hospitals, whereas the Company markets primarily to physicians' offices and government and industrial health care facilities. The Company estimates that its form of business, computerized ECG analyses via a service bureau, constitutes only 1.5% of the total number of ECGs taken each year in the United States. It has approximately 30% of this market. Its major competitor, Merx Diagnostics, Inc. has about 40% and a number of smaller companies share the balance of the market. The principal methods under which the Company competes are service, product and software performance, and price.

     ASSEMBLY, REPAIR AND CUSTOMER SERVICE

          Assembly operations conducted by the Company are typical of the electronics industry and require no extraordinary methods, procedures or equipment. The Company's systems consist primarily of a number of electronic component parts assembled on Company-designed printed circuit boards, as well as printer and recorder components. The component parts, except for the circuit boards, sheet metal chassis and equipment cases, are standard items. The nature of the Company's systems do, however, require extensive testing by skilled personnel. The Company has developed several types of specialized tests to facilitate this process and does limited internal engineering for continuing support and new product development. All assembly operations are conducted at the Company's headquarters in the Los Angeles area. Quality control procedures used in testing the products have been approved by the FDA and are subject to yearly inspections by the FDA.

          Most equipment is repaired at the Company's facility, with some users in large population centers receiving third party on-site maintenance. Loaner equipment is available in some of the Company's maintenance programs.

          The Company uses a "hot line" and a customer service staff to handle most customer equipment and training problems. Initial installation and set up is handled with videotape, and in some instances with visits by customer service sales or distributor personnel. The Company's customer support services are an important aspect of the ultimate successful installation and operation of its products, which are sold with a warranty covering both parts and labor.


     TELECOR

          In February 1995, the Company entered into a Licensing Agreement (the "TeleCor Licensing Agreement") with Aerotel Ltd, a medical device and telecommunications company based in Holon, Israel. Pursuant to the TeleCor Licensing Agreement, the Company is able to provide cardiac transtelephonic monitoring services to physicians and other healthcare providers in the United States and Mexico. The term of such agreement expires in January 1996. The Company is presently negotiating the renewal of the TeleCor Licensing Agreement.

          The Company provides its TeleCor customers with a cardiac event recorder, which is a device that continuously monitors the patients heart rate and rhythms to detect arrhythmias and other cardiac abnormalities.
     The Company's technicians transtelephonically monitor signals received from the cardiac event recorder.

          TeleCor analysis services are available to users by telephone 24 hours a day, seven days a week. The computer center used for TeleCor analysis services is the same center used for ECG services. The computer center is staffed at all times, currently includes five on-line computers, with a sixth used for backup and off-line research and development. The Company provides, free of charge, to its customers a full range of disposable cardiopulmonary supplies including a cardiac event monitor, electrodes, and other miscellaneous supplies.

     MARKETING

          The Company's sales efforts for TeleCor are aimed principally at home health agencies and primary care physicians.

          Marketing for TeleCor is handled by the Company's sales, marketing and service organization, Medical Data Resources, which trained the TeleCor sales and service force. As with its ECG Services, the Company attends national and regional medical conventions to generate leads for its services, equipment and supplies.

          The Company sells and leases the cardiac event monitor and related equipment required to obtain TeleCor services. As part of the leasing arrangement, the Company provides the services of a board-certified cardiologist to assist the attending or examining physician in overreading the TeleCor interpretation.

     COMPETITION

          The TeleCor business, like the ECG services, has attracted a number of companies, domestic and foreign. The Company's major competitors in the field of cardiac event monitoring include Instromedix, Inc. which has approximately 35% of the market with approximately 20 other companies having the remaining 65% of the market.


     DETOXAHOL TM

          In March 1994, the Company acquired the rights to a potential new pharmaceutical product called Detoxahol TM through the acquisition of MB Nutraceuticals, Inc. ("MB"). In June 1995, a patent application was filed on behalf of the Company covering the technology underlying Detoxahol TM. Detoxahol TM is a substance intended to facilitate the rapid lowering of blood alcohol from people who have been drinking alcohol. Detoxahol TM is currently under development at the University of Georgia, with the Company funding the research and development. Detoxahol TM is to augment the liver's natural function of removing alcohol from the blood by creating an "auxiliary liver function" in the small intestine. Its efficacy would depend on the amount of Detoxahol TM taken compared to the amount of alcohol consumed; since large doses of Detoxahol TM can be taken, alcohol detoxification could occur quickly.

          Management expects that the initial market for Detoxahol TM would be for emergency rooms and ambulances. Management does not know of any other current method or existing drug or product that would rapidly remove alcohol from the blood. However, there is no assurance that other universities and/or pharmaceutical companies are not currently working on a similar drug or product. The Detoxahol TM compound is currently in the development phase with pre-clinical testing expected in 1996.

          Before commencing marketing and sales efforts for Detoxahol TM, the Company must obtain FDA clearance of Detoxahol TM. The FDA and corresponding regulatory bodies in other countries require that the drug for which clearance is sought must be shown to be safe and effective in adequately controlled clinical trials. Prior to initiation of clinical trials, extensive basic research and development information must be submitted to the FDA in an IND. If clearance is obtained to proceed to clinical trials based on the IND, Phases 1 through 3 clinical trials are performed. If Phases 1 through 3 are successfully completed, the data from these trials is collected into a New Drug Application ("NDA"), which is filed with the FDA in an effort to obtain marketing clearance. The FDA reported industry average for intervals between filing of an IND and submission of an NDA is about five years and about two years between NDA filing and FDA clearance. If a drug is designated for fast track clearance the process can be faster. Since pre-clinical testing of Detoxahol TM has not yet commenced, it is premature to estimate when the Company will file an IND with respect to Detoxahol TM.

          Under a research agreement with the University of Georgia, through December 31, 1995 the Company will have funded $260,000 for the research and development of Detoxahol TM, which includes expenses associated with the filing of a patent application for Detoxahol TM. The Company has agreed to fund up to an additional $740,000 over the next year of which $250,000 will be released only for FDA preclinical testing if the results of the research of the project are satisfactory to the Company and the University. The Company is required to fund an additional $350,000 for the project through December 15, 1995.


     INDUSTRIAL PROPERTY - IRSCO DEVELOPMENT COMPANY, INC.

          In August 1994, the Company acquired Irsco Development Company, Inc. ("Irsco") whose principal asset is a 6.3 acre industrial park, consisting of nine buildings comprising a total of 118,270 sq. ft. plus parking. The buildings have been divided into 25 separate units, ranging from 1,900 sq. ft. to 10,000 sq. ft. The property is located in Irwindale, California, approximately 18 miles from downtown Los Angeles.

          The units of the industrial park are rented to commercial tenants. Presently, approximately 80% of the units are rented at current market rates and management is making efforts to find tenants for the remaining vacant units. Management expects gross revenues from the industrial park to equal approximately $440,000 for 1995.

          The Company acquired Irsco in exchange for 52,333 shares of the Company's $3.50 Series B Convertible Preferred Stock (the "Preferred Stock"). Each share of Preferred Stock is convertible into ten shares of the Company's Common Stock. The Preferred Stock is presently redeemable by the Company upon thirty days notice, at a price of $3.85 per share. In addition to the Preferred Stock, the Company issued warrants to purchase 22,000 shares of Common Stock at an exercise price of $3.75 per share expiring in August 1999.


     GOVERNMENT REGULATION

          The Health Care Finance Administration (HCFA) approves diagnostic tests for reimbursement by Medicare. The OsteoGram has been approved for reimbursement for Medicare.

          Government regulations may change at any time and Medicare reimbursement for the OsteoGram may be withdrawn or reduced. Other forms of testing for bone mineral density as an indicator of osteoporosis may be approved for reimbursement and may reduce the OsteoGram's market share or profit margins. In addition, although the Company and Merck have recently provided more information on the OsteoSystem to the FDA with respect to the Warning Letter, there is no assurance that such information will resolve the FDA's concerns. These factors could adversely affect the Company's revenues and profits.

          The FDA registers medical devices used for diagnostic testing and pharmaceutical products for safety and efficacy. Prior to marketing, each of the Company's Detoxahol TM products must undergo an extensive regulatory clearance process conducted by the FDA and comparable agencies in other countries. This process, which generally includes a review of preclinical and clinical testing and confirmation by the FDA that Good Laboratory Practices established by the FDA and Good Clinical Practices were maintained during testing, can take many years and require the expenditure of substantial resources. The Company is dependent on the laboratory and medical institutions that will conduct its preclinical and clinical testing to maintain both Good Laboratory Practices and Good Clinical Practices. Data obtained from preclinical and clinical testing are subject to varying interpretations that can result in delays in the regulatory clearance process or limitations on, or even prevention of, regulatory clearance. In addition, delays or rejections may be encountered as a result of changes in regulatory review policies during the period of development and regulatory review of an IND.

          There can be no assurance that regulatory clearance will be obtained for any of the Company's proposed Detoxahol TM products. In the pharmaceutical industry, only a small percentage of the new products for which INDs are submitted to the FDA to commence human testing ultimately are cleared for marketing. Moreover, regulatory clearance may be conditioned upon the imposition of restrictions on the indicated uses for which a product may be marketed. Any significant delays in obtaining regulatory clearances or limitations imposed on indicated uses could result in the Company incurring substantial additional expenditures or in diminishing any competitive advantage that the Company's products might otherwise enjoy.

          Even if regulatory marketing clearance is obtained, a marketed product and its manufacturer are subject to continual review. Subsequent discovery of previously unknown problems with a product or its manufacture may result in restrictions on such product or manufacture, including withdrawal of such products from the market. Any change by the Company in the manufacture of any product cleared for marketing also would be subject to regulatory review.


     PATENTS AND PROPRIETARY RIGHTS

          The Company does not have any patents for the OsteoGram. It does have proprietary rights to the algorithms and software which have been developed and refined over a 10 year period. The software is protected by copyright. Such proprietary rights are licensed to Merck under the License Agreement. The OsteoGram trade mark, which is also licensed to Merck is a registered trade mark.

          The Company believes that others may attempt to develop x-ray scanning and computer analysis systems similar to the OsteoGram. This will take time and money for development, clinical studies and government clearance. Meanwhile the Company expects to develop and patent or copyright a second generation OsteoSystem. However, companies with greater resources than the Company may successfully compete and greatly reduce the Company's projected revenues and profits from any second generation OsteoSystem developed by the Company.

          In June 1995, a patent application was filed on behalf of the Company covering the technology underlying Detoxahol TM. There can be no assurance that such patent application will be approved, that the Company can develop or acquire Detoxahol TM products or methods of use that are patentable, or even if patents are issued that they will afford the Company's Detoxahol TM products any competitive advantage or will not be challenged by third parties, or that patents issued to others will not adversely affect the development or commercialization of the Company's products. In addition, to the extent that the Company develops uses of Detoxahol TM in combination with other products, if such products are covered by third-party patents, the Company could be required to obtain licenses from the owners of such patents in order to market such combination products.


     DESCRIPTION OF PROPERTY

          The Company's principal facilities are located in 18,000 square feet in a modern office building located at 1230 Rosecrans Avenue, Manhattan Beach, California 90266. This facility is leased through August 1996 at a monthly rental of $25,693, plus a cost-of-living adjustment. This is a full service lease including utilities, maintenance and taxes on the property, janitorial and security service. The Company also leases, on a month to month basis, a 1,200 square foot facility in Yellow Springs, Ohio, which is used as an additional processing facility for the OsteoSystem. The Company believes that these facilities are sufficient for its existing activities and potential growth, and that these facilities are well maintained and in good condition.


     LEGAL PROCEEDINGS

          In July 1994, an alleged former associate of the principals of MB, a company acquired by the Company in March 1994, filed an action against the Company, its officers and directors and the former principals of MB. The action was filed in the Los Angeles County Superior Court, seeking unspecified damages and injunctive relief based on numerous alleged causes of action, including intentional interference with contract, intentional interference with prospective economic advantages, and aiding and abetting breach of fiduciary duties.

          The Company denies the allegations and contends that the lawsuit has no merit. In accordance with its acquisition agreement with MB, the Company has demanded indemnification for any costs, expenses or awards relating to this matter. The Company has also notified its insurance carrier in regard to indemnification. The Company's right to indemnification and the scope of such indemnification have not been resolved. The former principals of MB have settled the claims against them. Under the terms of such settlement, the former principals of MB must give the plaintiff 120,000 shares of Common Stock of the Company which they
     obtained in March, 1994 when the Company acquired MB.   The Company is
     presently engaged in settlement negotiations with the plaintiff. The Company is unable to determine the ultimate outcome of such negotiations.


                                   USE OF PROCEEDS

          Assuming all outstanding Warrants and Representative's Warrants are exercised, the Company will receive net proceeds of approximately $3,290,000 after expenses of the offering. The proceeds, if any, to be received by the Company from the exercise of the Warrants will be used for research and development activities marketing and sales and general working capital purposes.


                              DESCRIPTION OF SECURITIES

     COMMON STOCK

          The Company is authorized to issue 50,000,000 shares of Common Stock, $.01 par value, of which 8,216,278 shares were issued and outstanding as of September 27, 1995.

          The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of Common Stock voted for the election of directors can elect all of the directors.

          The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. All of the outstanding shares of Common Stock are, and all shares sold hereunder will be, when issued upon payment therefor, duly authorized, validly issued, fully paid and non-assessable.


     PREFERRED STOCK

          The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $.10 par value, of which 8,400 shares of $3.50 Class A Cumulative Convertible Preferred Stock and 52,333 shares of $3.50 Class B Cumulative Convertible Preferred Stock were issued and outstanding as of September 27, 1995.

          The Board of Directors has authority to issue the authorized Preferred Stock in one or more series, each series to have such designation and number of shares as the Board of Directors may fix prior to the issuance of any shares of such series. Each series may have such preferences and relative, participating, optional or other special rights, with such qualifications, limitations or restrictions, as are stated in the resolution or resolutions providing for the issue of such series as may be adopted from time to time by the Board of Directors prior to the issuance of any shares of such series.

     CLASS A PREFERRED STOCK

          The holders of Class A Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company, dividends at an annual rate of $.35 per share, payable quarterly. Dividends are cumulative from the date of issuance. As a result of the Reverse Stock Split, every two shares of the Class A Preferred Stock are convertible, subject to adjustment, into one share of Common Stock. In the event of any liquidation, the holders of the Class A Preferred Stock are entitled to receive $2.00 in cash per share plus accumulated and unpaid dividends out of assets available for distribution to stockholders, prior to any distribution to holders of Common Stock or any other stock ranking junior to the Class A Preferred Stock. The Class A Preferred Stock may be redeemed by the Company, upon 30-days' written notice, at a redemption price of $3.85 per share. Class A Preferred Stock stockholders have the right to convert their shares into Common Stock during such 30-day period.

          Shares of Class A Preferred Stock have one vote each. Shares of Class A Preferred Stock vote along with shares of Common Stock and shares of Class B Preferred Stock as a single class on all matters presented to the stockholders for action except as follows: Without the affirmative vote of the holder of a majority of the Class A Preferred Stock then outstanding, voting as a separate class, the Company may not (i) amend, alter or repeal any of the preferences or rights of the Class A Preferred Stock, (ii) authorize any reclassification of the Class A Preferred Stock, (iii) increase the authorized number of shares of Class A Preferred Stock or (iv) create any class or series of shares ranking prior to the Class A Preferred Stock as to dividends or upon liquidation.

     CLASS B PREFERRED STOCK

          The holders of Class B Preferred Stock are entitled to receive dividends only, when and as declared by the Board of Directors of the Company. Each share of Class B Preferred Stock is convertible, subject to adjustment, into ten shares of Common Stock. In the event of any liquidation, the holders of the Class B Preferred Stock are entitled to receive $3.50 in cash per share plus accumulated and unpaid dividends out of assets available for distribution to stockholders, prior to any distribution to holders of Common Stock or any other stock ranking junior to the Class B Preferred Stock. Each Class B Preferred Stock may be redeemed by the Company, upon 30-days' written notice, at a redemption price of $3.85 per share. Class B Preferred Stock stockholders have the right to convert their shares into Common Stock during such 30-day period.

          Shares of Class B Preferred Stock have one vote each. Shares of Class B Preferred Stock vote along with shares of Common Stock and shares of Class A Preferred Stock as a single class on all matters presented to the stockholders for action except as follows: Without the affirmative vote of the holder of a majority of the Class B Preferred Stock then outstanding, voting as a separate class, the Company may not (i) amend, alter or repeal any of the preferences or rights of the Class B Preferred Stock, (ii) authorize any reclassification of the Class B Preferred Stock, (iii) increase the authorized number of shares of Class B Preferred Stock or (iv) create any class or series of shares ranking prior to the Class B Preferred Stock as to dividends or upon liquidation.


     WARRANTS

          The 8,000,000 Warrants were issued in August 1992 subject to the terms and conditions of a Warrant Agreement between the Company and U.S. Stock Transfer Corporation, Glendale, California, as Warrant Agent. 67,910 of the Warrants have been exercised. As of September 27, 1995 there were 7,320,900 Warrants issued and outstanding. The following description of the Warrants is not complete and is qualified in all respects by the Warrant Agreement which was previously filed with the SEC. As a result of the Reverse Stock Split, a Warrantholder must exercise ten Warrants in order to purchase one share of Common Stock of the Company at an aggregate exercise price of $3.75, subject to adjustment for stock splits, reverse stock splits and similar events. The Warrants are exercisable through August 2, 1997. The Company is not required to issue fractional shares upon the exercise of the Warrants. If any fraction (calculated to the nearest one-hundredth) of a share of Common Stock would be issuable on the exercise of any Warrant, the Company, at its option, may either purchase such fraction for an amount in cash equal to the fair market value of such fraction on the trading day immediately preceding the day upon which such Warrant was surrendered for exercise or issue the required fractional share. The Warrants are presently redeemable by the Company upon 30 days prior written notice at a redemption price of $.05 per Warrant.

          The Warrants contain anti-dilution provisions upon the occurrence of certain events such as stock dividends or splits, mergers or acquisitions. In the event of liquidation, dissolution or winding up of the Company, Warrantholders will not be entitled to receive any assets of the Company available for distribution to the holders of Common Stock. Holders of the Warrants will have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends will be declared on the Warrants.

          The Warrants may be exercised on surrender of the applicable Warrant certificate on or prior to the expiration of the Warrant exercise period, accompanied by payment in full of the exercise price for the number of Warrants being exercised.

          The Company has agreed to use its best efforts to maintain the effectiveness of a registration statement under the Securities Act for the Common Stock underlying the Warrants and to take such other actions under the laws of various states as may be required to cause the lawful sale of securities upon the exercise of Warrants. However, the Company will not be required to honor the exercise of Warrants if, in the opinion of the Board of Directors, upon advice of counsel, the sale of securities upon such exercise would be unlawful.


     REPRESENTATIVE'S WARRANTS

          In connection with the August 1992 offering, the Company granted 800,000 Representative's Warrants to the Representative or its designees. As a result of the Reverse Stock Split, the Representative must exercise ten Representative's Warrants at an aggregate exercise price of $3.00 in order to obtain a unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price of $3.75. The Representative's Warrants are currently exercisable and expire on August 2, 1997. The exercise price of the Representative's Warrants is subject to adjustment pursuant to customary anti-dilution provisions. The warrants issuable upon exercise of the Representative's Warrants are identical to the Warrants.


                                 PLAN OF DISTRIBUTION

          No underwriter is being utilized in connection with this offering or with the exercise of the Warrants. The shares of Common Stock issuable upon exercise of the Warrants are being offered directly by the Company pursuant to the terms of the Warrants.

          The Company is registering the shares of Common Stock issuable upon exercise of the Warrants and the Representative's Warrants and not the resale thereof by the holders of the shares of Common Stock after such exercise.

          The Company has agreed to pay broker-dealers who are members of the NASD a solicitation fee of 5% of the aggregate exercise price of each Warrant in those states where commissions are allowed. In order to facilitate the exercise of the Warrants the Company will furnish, at its expense, such number of copies of this Prospectus to each recordholder of the Warrants as the holder may request together with instructions that such copies be delivered to the beneficial owners thereof.


                                    LEGAL MATTERS

          Certain legal matters in connection with the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Reid & Priest LLP, 40 West 57th Street, New York, New York 10019.


                                       EXPERTS

          The consolidated financial statements of the Company and its subsidiaries at September 30, 1993 and 1994 and for each of the three years in the period ended September 30, 1994, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (which contain an explanatory paragraph with respect to both the Company's ability to continue as a going concern mentioned in Notes A and O and Litigation mentioned in Note I to the consolidated financial statements) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


     ====================================    ===================================

         No person is authorized in
     connection with any offering made
     hereby to give any information or to
     make any representation not contained
     in this Prospectus, and, if given or
     made, such information or representation
     must not be relied upon as having been
     authorized by the Company or any
     underwriter.  This Prospectus does not
     constitute an offer to sell or a             960,000 Shares of Common Stock
     solicitation of an offer to buy any
     security other than the shares of
     Common Stock offered hereby, nor does
     it constitute an offer to sell or a
     solicitation of any offer to buy any of
     the securities offered hereby to any
     person in any jurisdiction in which it                COMPUMED, INC.
     is unlawful to make such an offer or
     solicitation.  Neither the delivery of
     this Prospectus nor any sale made
     hereunder shall under any circumstances
     create an implication that there has
     been no change in the affairs of the
     Company since the date hereof.



                 TABLE OF CONTENTS                     -------------------
                 -----------------                     P R O S P E C T U S
                                                       -------------------

                                    Page
                                    ----

     Available Information . . . . . .  2

     Incorporation of Certain
     Documents by Reference  . . . . .  2

     The Company . . . . . . . . . . .  3

     Prospectus Summary  . . . . . . .  3

     Risk Factors  . . . . . . . . . .  4               October __, 1995

     Business  . . . . . . . . . . . .  8

     Use of Proceeds . . . . . . . . . 15

     Description of Securities . . . . 15

     Plan of Distribution  . . . . . . 17

     Legal Matters . . . . . . . . . . 17

     Experts . . . . . . . . . . . . . 17

     ===================================     ===================================



                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Company, are as follows:

     Securities and Exchange Commission Registration Fee . . .   $3,457.02 (1)
     Legal Fees and Expenses . . . . . . . . . . . . . . . . .   75,000.00
     Accounting Fees and Expenses  . . . . . . . . . . . . . .   15,000.00
     Miscellaneous Expenses  . . . . . . . . . . . . . . . . .    6,542.98
                                                                 ---------
               Total . . . . . . . . . . . . . . . . . . . . . $100,000.00

     (1)  The registration fee has previously been paid.

     ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Article TENTH of the Certificate of Incorporation of the Company and
     Article VI of the By-laws of the Company provide in part that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL").

          Section 145 of the DGCL permits a corporation, among other things, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view or all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          In addition, the indemnification and advancement of expenses provided by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     Exhibit
     Number    Description
     -------   -----------
     1.1*      Form of Underwriting Agreement with Paulson Investment Company,
               Inc.
     1.2*      Form of Agreement Among Underwriters
     3.1*      Certificate of Incorporation
     3.1(a)*   Amendment to Certificate of Incorporation
     3.1(b)*   Amendment to Certificate of Incorporation
     3.1(c)*   Certificate of Correction of Certificate of Amendment
     3.2*      By-Laws of the Company
     4.1*      Form of Underwriter's Warrant Agreement
     4.2*      Form of Warrant Agreement and Warrant
     4.3*      Specimen Common Stock Certificate
     4.4*      Form of Preferred Stock Certificate
     4.5*      Form of Warrant and Warrant Agreement issued to L.H. Friend,
               Weinress & Frankson, Inc. and/or its assigns dated September 13,
               1991
     5**       Opinion of Reid & Priest LLP, as to the legality of the
               securities being registered
     23.1**    Consent of Reid & Priest LLP (included in Exhibit 5)
     23.2**    Consent of Ernst & Young LLP, as independent auditors
     24**      Power of Attorney (included on the signature page of this
               Registration Statement)

     ______________________

     * Filed as exhibits to Company's Registration Statement on Form S-1 (Commission File No. 33-46061), as amended, which was declared effective by the Commission on May 7, 1992, and incorporated herein by this reference.

     **   Filed herewith.

     ITEM 17.  UNDERTAKINGS

              Undertakings Required by Regulation S-B Item 512(a).

                The Company hereby undertakes:

                (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
              Statement:

                (i)to include any prospectus required by Section 10(a)(3) of the Securities Act.

                (ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

                (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                (2)That, for the purpose of determining any liability under the
              Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Undertaking Required by Regulation S-B, Item 512(e).

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of its Certificate of Incorporation, of the DGCL or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer of controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          Undertakings Required by Regulation S-B, Item 512(f).

          The undersigned Company hereby undertakes:

               (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

               (2) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                      SIGNATURES

          Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manhattan Beach, and State of California on the 29th day of September, 1995.

                                        COMPUMED, INC.


                                        By:  /s/ Rod N. Raynovich
                                             ___________________________________
                                             Rod N. Raynovich
                                             President


                                  POWER OF ATTORNEY

          Each director and/or officer of the registrant whose signature appears below hereby appoints Rod N. Raynovich and DeVere Pollom, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the SEC, any and all amendments, including post-effective amendments, to this Registration Statement.

          Pursuant to the requirements of the Securities Act, this Amendment to the Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     SIGNATURE                           TITLE                   DATE
     ---------                           -----                   ----


     /s/ Rod N. Raynovich       President, Chief           September 29, 1995
     _____________________      Executive Officer
          Rod N. Raynovich      and Director

     /s/ DeVere Pollom          Vice President Finance,    September 29, 1995
     _____________________      Chief Financial Officer,
          DeVere Pollom         and Secretary


     /s/ Robert Funari          Chairman                   September 29, 1995
     _____________________
          Robert Funari

     /s/ Robert Goldberg        Director                   September 29, 1995
     _____________________
          Robert Goldberg

     /s/ Howard Mark, M.D.      Director                   September 29, 1995
     _____________________
          Howard Mark, M.D.

     /s/ Winston Millet         Director                   September 29, 1995
     _____________________
          Winston Millet

     /s/ John Minnick           Director                   September 29, 1995
     _____________________
          John Minnick

     /s/ Robert Stuckelman      Director                   September 29, 1995
     _____________________
          Robert Stuckelman

     /s/ Russell Walker         Director                   September 29, 1995
     _____________________
          Russell Walker

                                 EXHIBIT INDEX




      Exhibit                                               Page
      -------                                               ----

        5          Opinion of Reid & Priest LLP, as to
                   the legality of the securities being
                   registered

        23.2       Consent of Ernst & Young LLP, as
                   independent auditors